Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 15, 2008, accompanying the consolidated financial statements and schedule (which reports express an unqualified opinion and contain an explanatory paragraph relating to the adoption of new accounting standards effective February 4, 2007 and January 29, 2006) and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Books-A-Million, Inc. (the “Company”) for the year ended February 2, 2008 and incorporated herein by reference and included in Item 15 and Item 9 of this form. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Company on Forms S-8 (File No. 333-135719, File No. 333-126008, File No. 333-116831, File No. 333-84822, File No. 333-34384, File No. 333-58619, File No. 33-72812 and File No. 33-86980).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

April 15, 2008